Exhibit 99.1

CONTACT: Jaime Marcus Manager, Investor Relations 301-986-9200 jmarcus@first-potomac.com	First Potomac Realty Trust 7600 Wisconsin Avenue 11th Floor Bethesda, MD 20814 www.first-potomac.com

FOR IMMEDIATE RELEASE

FIRST POTOMAC REALTY TRUST PROVIDES UPDATE OF

STRATEGIC AND CAPITAL PLAN

Accelerates Portfolio Transformation with the Marketing of its Industrial Properties

New Dividend Policy Preserves Capital to Fortify Balance Sheet and Support Future Growth

WASHINGTON, D.C. (January 24, 2013) – First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region, today announced an updated strategic and capital plan. The Company is continuing to execute on its strategy of repositioning its portfolio to focus on high-quality office properties in the Washington, D.C. metropolitan region. Key aspects of the plan include:

•	Exploring the sale of the Company’s industrial properties, consisting of approximately 4.3 million square feet, approximately 2.6 million square feet of which is located in Southern Virginia.

•	Implementing targeted portfolio management initiatives to drive operating efficiencies and improve occupancy.

•	Executing steps designed to increase balance sheet capacity and expand the sources of capital necessary to achieve investment-grade credit metrics over time.

•	In connection with these initiatives, declaring a quarterly dividend of $0.15 per common share, which equates to an annualized dividend of $0.60 per common share, representing a 25% decrease from its prior annualized dividend of $0.80 per share.

The Company believes that the execution of these initiatives, which is already underway, will result in a portfolio with a greater concentration of high-quality office properties in the Washington, D.C. metropolitan region, improved occupancy and performance within the core portfolio, and additional financial flexibility.

“Over the past three years, we have significantly improved our portfolio through the acquisition and development of office properties in the Washington, D.C. metropolitan region. The updated strategic and capital plan we are providing today continues our evolution and will result in a more focused Company, with a growth-oriented portfolio and a stronger balance sheet. The steps identified in our plan are designed to position us in the coming years to be the leading owner of high-quality office properties in the region,” stated Douglas J. Donatelli, Chairman and Chief Executive Officer of First Potomac Realty Trust. “We believe our strengthened management team, increased focus on operations, and enhanced capital strategy position us to improve occupancy, increase sustainable portfolio cash flow going forward, and achieve a balance sheet that will provide access to multiple forms of attractively priced capital to support future growth initiatives.”

Industrial Portfolio Sale

First Potomac is currently marketing 24 institutional-quality industrial properties, representing approximately 4.3 million square feet, in a portfolio sale through Eastdil Secured. Sixteen of those assets, representing approximately 2.6 million square feet are located in Southern Virginia. The industrial portfolio was approximately 80% leased as of September 30, 2012 and represents approximately 17% of the Company’s net operating income.

The Company believes that a portfolio sale of its industrial properties provides the most efficient means of de-levering the balance sheet, while preserving net asset value for shareholders. Potential proceeds from the sale of the industrial properties will largely be utilized to repay outstanding debt. In addition to providing capital to improve balance sheet flexibility, the potential sale of the Company’s industrial portfolio is expected to strengthen First Potomac’s operating metrics, and further streamline the Company’s focus on office properties, which would represent more than 50% of total revenue after the sale.

The Company believes that the quality of the assets, the cash flow, and the availability of low cost financing for unencumbered institutional-quality real estate represent positive characteristics of a sale transaction. However, the Company can provide no assurances regarding the timing or pricing of the industrial portfolio sale, or that the sale will occur at all. First Potomac expects to provide an update on the disposition of the portfolio in the coming months.

Portfolio Management

As part of the strategic plan, the Company has strengthened its portfolio management function, which now reports directly to Chief Executive Officer, Mr. Donatelli. The portfolio management group is responsible for developing and implementing dynamic strategic plans for each asset in order to maximize the cash flows on the existing portfolio. Some of the specific initiatives include centralizing portfolio management at the Company’s headquarters to maximize daily interaction with the executive team, providing direction to the operating team based on the corporate strategy and goals, improving portfolio occupancy through closer interaction with the leasing team, maximizing operating efficiencies with property management personnel, and ensuring that capital expenditures are in-line with the individual strategic asset plans. Additionally, the portfolio management function will be integrated with the acquisitions department to ensure that the long-term strategic plan at the time of acquisition is implemented, monitored, and updated, if necessary, based on market conditions. Portfolio management will also provide strategic recommendations for potential dispositions, and will be accountable for forecasting and delivering property performance.

Capital Plan

First Potomac is pursuing several near-term initiatives designed to improve liquidity and enhance financial flexibility to execute its long-term capital strategy. The Company expects to close on a $40 million short-term secured term loan to preserve borrowing capacity on the revolving credit facility and pay off approximately $40 million of mortgages scheduled to mature in early 2013. The loan, which will be provided by KeyBank, is expected to have an interest rate of LIBOR plus 215 basis points and an initial term of nine months, with a three-month extension option.

First Potomac is in the process of working with its lenders to amend its revolving credit facility and existing term loans to provide increased flexibility on a short-term basis under certain financial covenants, specifically extending the December 31, 2012 consolidated total leverage, unencumbered pool leverage and consolidated debt yield covenants in the near term, and proactively addressing the impact that the potential industrial portfolio sale would have on the tangible net worth and dispositions as a percentage of gross asset value covenants.

In conjunction with the capital plan, the Company is exploring options related to the Greyhound Bus Terminal site at 1005 First Street, NE in downtown Washington, D.C, including a potential joint venture of its interests. While the Company does not currently intend to incur significant additional costs related to the project without bringing in a capital partner, it is continuing to market the site to potential users, and believes that the mixed-use project will greatly enhance the NOMA submarket and the First Potomac portfolio.

First Potomac believes that achieving investment grade credit metrics is necessary to operate with increased liquidity, expand the sources of capital available to the Company, and reduce the cost of that capital. This strategic goal will require a significant reduction of leverage, which would be initially facilitated through the use of proceeds from the potential sale of the industrial portfolio. In addition to reducing leverage to achieve balance sheet metrics in-line with an investment grade credit rating, the Company plans to increase its asset base and the size of its unencumbered asset pool, which would occur through acquisitions financed with an appropriate mix of equity and other capital. Over time, First Potomac intends to achieve balance sheet metrics commensurate with an investment grade credit rating, including achieving a 6-times Debt to EBITDA ratio.

Quarterly Dividend

For the fourth quarter of 2012, First Potomac’s Board of Trustees declared a dividend of $0.15 per common share, equating to an annualized dividend of $0.60 per common share. The dividend will be paid on February 15, 2013, to common shareholders of record as of February 8, 2013. The dividend represents a 25% reduction from the previous dividend rate and allows First Potomac to retain approximately $10.4 million of additional cash on an annual basis. The Company believes this reduction is consistent with the strategic and capital plan, and will enable the Company to improve its balance sheet and finance future growth.

The Board of Trustees also declared a dividend of $0.484375 per share on the Company’s Series A Preferred Shares, payable on February 15, 2013, to Series A preferred shareholders of record as of February 8, 2013.

Fourth Quarter Earnings Release and Conference Call

First Potomac plans to issue its earnings release for the fourth quarter after the markets close on February 21, 2013, and will host a conference call on February 22, 2013 at 9:00 AM ET. The Company will provide 2013 Core FFO Guidance along with fourth quarter earnings, as well as discuss the strategic and capital plan in greater detail on this conference call.

The conference call can be accessed by dialing (877) 705-6003 or (201) 493-6725 for international participants. A replay of the call will be available from 12:00 Noon ET on February 22, 2013, until midnight ET on February 29, 2013. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering pin number 407568.

A live broadcast of the conference call will also be available online at the Company’s website, www.first-potomac.com, on February 22, 2013, beginning at 9:00 AM ET. An online replay will follow shortly after the call and will continue for 90 days.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and industrial properties in the greater Washington, D.C. region. As of September 30, 2012, the Company’s consolidated portfolio totaled approximately 14 million square feet. Based on annualized cash basis rent, the Company’s portfolio consists of 43% office properties, 36% business parks and 21% industrial properties. A key element of First Potomac’s overarching strategy is its dedication to sustainability. Nearly a million square feet of First Potomac property is LEED Certified, with another million square feet currently in development. Approximately half of the portfolio’s total square footage of multi-story office property is either LEED or Energy Star Certified and 82% of First Potomac’s Washington, DC portfolio is Energy Star Certified. FPO common shares (NYSE:FPO) and preferred shares (NYSE:FPO-PA) are publicly traded on the New York Stock Exchange.

Forward Looking Statements

The forward-looking statements contained in this press release, including statements regarding the proposed financing transactions, the potential sale of the Company’s industrial properties and expected benefits from the implementation of the strategic and capital plan, are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to maintain financial covenant compliance under its debt agreements; the Company’s ability to remediate the material weakness in its internal controls over financial reporting described in its 10-K for the year ended December 31, 2011 and to re-establish and maintain effective internal controls over financial reporting and disclosure controls and procedures; the impact of the Company’s recently completed internal investigation, including any remedial actions and enhancement measures implemented in response to the internal investigation; the Company’s ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying the Company’s earnings and FFO guidance and other risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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